Exhibit 99.1

OMNIVISION TO BE ACQUIRED BY HUA CAPITAL MANAGEMENT, CITIC CAPITAL AND GOLDSTONE INVESTMENT FOR $29.75 PER SHARE IN CASH

~ Transaction Values OmniVision at Approximately $1.9 Billion ~

SANTA CLARA, CA — April 30, 2015 — OmniVision Technologies, Inc. (OVTI), a leading developer of advanced digital imaging solutions, today announced that it has entered into a definitive agreement to be acquired by a consortium composed of Hua Capital Management Co., Ltd. (“Hua Capital Management”), CITIC Capital Holdings Limited (“CITIC Capital”), and GoldStone Investment Co., Ltd. (“GoldStone Investment”) (collectively, the “Consortium”). Under the terms of the agreement, OmniVision stockholders will receive $29.75 per share in cash, or a total of approximately $1.9 billion. The agreement was unanimously approved by OmniVision’s Board of Directors.

“We are pleased to have reached this agreement, which we believe realizes significant value for our stockholders and offers new opportunities for our employees to develop more innovative solutions for customers.” said Shaw Hong, chairman and CEO of OmniVision.  “Our Board unanimously concluded that partnering with Hua Capital Management, CITIC Capital and GoldStone Investment was the best choice for OmniVision, as this transaction will provide our stockholders with significant and immediate cash value. Further, Hua Capital Management, CITIC Capital and GoldStone Investment are highly regarded China-based private equity firms with deep experience in the semiconductor industry.  With our new partners’  knowledge and insight and the added flexibility that we will have as a private company, OmniVision will be able to focus on reaching the next level of growth, which will benefit our employees, customers and business partners.”

“We are excited to partner with OmniVision as they embark on this next phase of growth,” said Yue Liu, a managing director at Hua Capital Management. “The world-class management team and employees of OmniVision have built a global leader in digital imaging that is well-positioned to capitalize on fast growing market opportunities in automotive, security, entertainment, and the Internet-of-Things while continuing to expand their market leadership in mobile phones. We believe our unique industry knowledge and operational expertise can help accelerate OmniVision’s presence both in China and globally.”

“We are very pleased to be making this investment and are excited about the opportunity to work with OmniVision’s outstanding management team. With the strong backing of the consortium and the leadership of the company’s management, we believe OmniVision will continue to be well-positioned to achieve significant growth through its innovative and superior digital imaging technologies and its commitment to building long-term success,” said Yichen Zhang, Chairman and CEO of CITIC Capital.

OmniVision CEO Shaw Hong is expected to remain with OmniVision in the same capacity. The transaction, which is expected to close in the third or fourth fiscal quarter of fiscal year 2016, is subject to approval by OmniVision stockholders, regulatory approvals, including antitrust review in the U.S. and the People’s Republic of China, review and clearance by the Committee on Foreign Investment in the U.S., clearance or approval under applicable Taiwan law, and other customary closing conditions.  In order to obtain clearance or approval under applicable Taiwan law, OmniVision will divest certain of its investments in Taiwan, including certain of its interests in a joint venture.

J.P. Morgan Securities LLC is serving as financial advisor to OmniVision, and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal advisor. Grandall Law Firm is serving as PRC legal counsel to OmniVision. BofA Merrill Lynch is serving as financial advisor to the Consortium, and Gibson, Dunn & Crutcher LLP is serving as legal advisor to the Consortium. China International Capital Corporation Limited is serving as domestic financial advisor, and Zhong Lun Law Firm is serving as domestic legal counsel. In addition, Cleary Gottlieb Steen & Hamilton LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to the Consortium. Bank of China is acting as mandated lead arranger and China Merchants Bank is acting as lead arranger on the financing, with Bank of China also acting as sole and exclusive bookrunner in respect of the facilities granted under the financing.

About OmniVision

OmniVision Technologies, Inc. is a leading developer of advanced digital imaging solutions. Its CameraChip™ and CameraCubeChip™ products are highly integrated, single-chip CMOS image sensors for consumer and commercial applications, including mobile phones, tablets and entertainment devices, notebooks and webcams, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Additional information is available at www.ovt.com.

About Hua Capital Management

Hua Capital Management Co., Ltd., based in Beijing, China, was founded by an experienced investment team focused on the semiconductor industry and related areas. The firm’s principals consist of semiconductor industry entrepreneurs, each with more than 20 years’ experience in semiconductor industry entrepreneurship, management and investing. Hua Capital’s valued-added approach leverages operational and financial expertise to help portfolio companies realize their full potential and become leaders in the semiconductor industry.

About CITIC Capital Holdings Limited

Founded in 2002, CITIC Capital Holdings Limited is an alternative investment management and advisory company. The firm manages over $4.6 billion of capital from a diverse group of international institutional investors. Core businesses include private equity, real estate, structured investment & finance, asset management and venture. CITIC Capital currently employs over 200 staff members throughout its offices in Hong Kong, Shanghai, Beijing, Tokyo and New York. It is owned by CITIC Group, the largest Chinese conglomerate, Tencent Holdings Limited, China Investment Corporation, China’s sovereign wealth fund, and Qatar Holding LLC. For more information, please visit www.citiccapital.com.

About GoldStone Investment

Incorporated as a wholly-owned subsidiary of CITIC Securities in Oct 2007, GoldStone Investment is solely engaged in direct equity investment. It was among the first batch of companies approved to carry out direct equity investment.

Legal Notice Regarding Forward-Looking Statements

This communication, and the documents to which OmniVision refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent OmniVision’s expectations or beliefs concerning future events, including the timing of the proposed transaction and other information relating to the proposed transaction. Forward-looking statements include information concerning possible or assumed future results of operations of OmniVision, the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss OmniVision’s future expectations or state other forward-looking information and may involve known and unknown risks over which OmniVision has no control. Those risks include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect OmniVision’s business and the price of the common stock of OmniVision, (ii) the failure to satisfy all of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of OmniVision and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on OmniVision’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from OmniVision’s ongoing business operations and (vii) the outcome of any legal proceedings that may be instituted against OmniVision related to the merger agreement or the proposed transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, OmniVision does not undertake to update these forward-looking statements to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the proposed transaction, OmniVision plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A.  Promptly after filing its definitive proxy statement with the SEC, OmniVision will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. Investors and stockholders are urged to carefully read these materials (including any amendments or supplements thereto) and any other relevant documents in connection with the proposed transaction that OmniVision will file with the SEC when they become available because they will contain important information about the proposed transaction and the parties to the proposed transaction. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by OmniVision with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of OmniVision’s website (http://www.ovt.com).

Participants in the Solicitation

OmniVision and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from OmniVision’s stockholders in connection with the proposed transaction. Information about OmniVision’s directors and executive officers and their interests in the solicitation, which may, in some cases, be different than those of OmniVision’s stockholders generally, is set forth in OmniVision’s proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on August 8, 2014, and more information will be set forth in the proxy statement relating to the proposed transaction when it becomes available.  To the extent that holdings of OmniVision’s securities by OmniVision’s directors and executive officers have changed since the amounts printed in the latest proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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CONTACTS

For OmniVision:

INVESTOR RELATIONS

Mary McGowan

mary@blackburncommunication.com

For Hua Capital Management, CITIC Capital and GoldStone Investment:

Zhibin Chen, Director

zhibin.chen@hua-capital.com

Cindy Tam, Director, Corporate Relations

Tel: +852 3710 6813

Fax: +852 2169 3636

Email: cindytam@citiccapital.com

Yan Chen, Executive Director

yanchen@citics.com